EXHIBIT 10.1

PURCHASE OF ASSETS AGREEMENT

AGREEMENT, dated this 23rd day of May, 2005, between Aquarium Asset Management, LLC, a Delaware limited liability company with offices at 149 Commonwealth Avenue, Suite 2008, Menlo Park, California 94062 (the “Buyer”) and Grand Prix Association of Long Beach, Inc., a California corporation, with offices at 3000 Pacific Avenue, Long Beach, CA 90806 (the “Seller”).

WITNESSETH

WHEREAS, Seller owns and operates the Grand Prix of Long Beach (the “Grand Prix”) and provides others services utilizing its equipment and expertise, such as the erection of temporary grandstands for third parties (collectively referred to herein as the “Business”); and

WHEREAS, Seller desires to discontinue its operation of the Business and in connection therewith assign certain Agreements and sell certain Assets to Buyer, all as more fully described in this Agreement;

WHEREAS, Buyer desires to accept assignment of such Agreements and to purchase such Assets from Seller;

NOW, THEREFORE, in consideration of the aforesaid premises and in consideration of the promises, covenants, warranties and representations hereinafter set forth, the parties hereto agree as follows:

Section 1. Definitions.

In this Agreement, in addition to the terms elsewhere defined, the following terms shall have the following meanings:

1.1 “Aggregate Purchase Price” shall mean the sum of the Purchase Price defined in Section 2.3 and the purchase price under the Real Estate Agreement defined in Section 2.5.

1.2 “Agreements” shall mean the agreements and commitments of Seller assigned to Buyer pursuant to this Agreement and itemized on Exhibit 1.1(a).

1.3 “Assets” shall mean, except as excluded below, the assets of Seller itemized on Exhibit 1.1(b). The term “Assets” shall not include: (i) the stock of Seller or the stock or assets of any subsidiary of Seller; (ii) cash or cash equivalents; (iii) accounts receivable; (iv) prepaid expenses or deposits, including any deferred or prepaid income or franchise taxes; (v) Seller’s tax attributes, such as net operating losses; (vi) Seller’s tax returns and related records; (vii) any insurance policies to which Seller is a beneficiary; (viii) any refunds or proceeds owing to Seller relating to insurance policies or unemployment compensation; (ix) Seller’s deposits with utilities; and (x) any stock ledgers, stock transfer records or minute books of Seller (collectively, the “Excluded Assets”).

1.4 “Buyer Liabilities” shall mean those certain liabilities and obligations listed below and all liabilities and obligations arising out of the operations of the Business by Buyer on and after the Closing Date (a) including (i) general liability or workers’ compensation claims relating to occurrences on and after the Closing Date; (ii) contract claims under the Agreements relating to occurrences on or after the Closing Date; (iii) contract obligations with respect to matters to be performed on and after the Closing Date; (iv) third party claims relating to the condition or use of the Assets or Seller Facilities on and after the Closing Date; and (v) any liability for claims by Seller Employees relating to occurrences on and after the Closing Date; but (b) excluding any Seller Liabilities.

1.5 “City Agreement” shall mean that certain Amended and Restated Agreement dated the 15th day of September, 1995 between Seller and the City of Long Beach.

1.6 “Closing Date” shall be on or before June 15, 2005.

1.7 “Confidentiality Agreement” shall mean that certain confidentiality agreement dated the 13th day of April, 2005 between Seller and Buyer.

1.8 “Seller Employees” shall mean all employees of Seller listed on Exhibit 1.7 hereto.

1.9 “Seller Facilities” shall mean Seller’s owned office and warehouse located at 3000 Pacific Avenue, Long Beach, California 90806 (the “Long Beach Property”) and Seller’s leased ticket office located at 432 E. First Street, Long Beach, California.

1.10 “Seller Liabilities” shall mean those certain liabilities and obligations listed below and all liabilities and obligations arising out of the operation of the Business by Seller prior to the Closing Date (a) including but not limited to (i) general liability or workers’ compensation claims relating to occurrences prior to the Closing Date; (ii) contract claims relating to occurrences prior to the Closing Date; (iii) contract obligations with respect to matters to be performed prior to the Closing Date, including accounts payable; (iv) third party claims relating to the condition or use of the Assets or Seller Facilities prior to Closing Date; (v) indebtedness of Seller for borrowed money; (vi) any taxes incurred by Seller as a result of its operations; (vii) any income taxes due with respect to the transactions contemplated herein; and (viii) any wages or benefits (including pension contributions) due for periods ending on or before the Closing Date, but (b) excluding any Buyer Liabilities.

Section 2. Sale of the Assets and Assignment of the Agreements.

2.1 Acquisition. Subject to the terms and conditions hereof, Seller hereby agrees to sell the Assets, free and clear of all liens, and assign the Agreements to Buyer, all as of the Closing Date, and the Buyer agrees to purchase the Assets and accept the assignment of the Agreements as of the Closing Date. In exchange for such Assets and Agreements, Buyer agrees to pay the Purchase Price to Seller as herein provided. Buyer shall also assume as of the Closing Date, and shall thereafter observe, perform, fulfill and discharge the terms and conditions to be observed, performed, fulfilled and discharged under the Agreements. Buyer shall not assume, however, any liability or obligation that is a Seller Liability, all of which liabilities or obligations shall remain the exclusive liability and obligation of Seller.

2.2 Closing. Within five (5) days following the satisfaction of all conditions to closing set forth in Section 2.4, the closing of the transactions herein contemplated (“Closing”) shall take place at the Long Beach Property on or before the Closing Date. At Closing, Seller and Buyer shall execute and deliver, as appropriate, the Bill of Sale and Assignment and Assumption Agreement in the forms attached as Exhibit 2.2(a) and 2.2(b). Buyer shall use its best efforts to obtain from the other party or parties to the Agreements a consent to the assignment for post assignment liabilities substantially in the form of Exhibit 2.2(c).

2.3 Purchase Price. The Purchase Price shall be the sum of Twelve Million, Five Hundred Thousand Dollars ($12,500,000) paid to the Seller on the Closing Date by wire transfer.

2.4 Conditions to Closing. There shall be no conditions to Closing other than the consent of the City of Long Beach to the assignment of the City Agreement. The parties agree to use their best efforts to secure this consent as expeditiously as possible, which consent must be reasonably satisfactory to the parties and their counsel, include a release for Seller, and otherwise be substantially in the form of Exhibit 2.2(c).

2.5 Real Estate Agreement. Concurrently with the execution hereof, the parties shall enter into the Real Estate Agreement attached as Exhibit 2.5 hereto (the “Real Estate Agreement”). Closing under the Real Estate Agreement is not a condition to Closing under this Agreement. In the event that Buyer terminates the Real Estate Agreement as permitted therein, Seller agrees to negotiate a short term rental of the Long Beach

Property with Buyer on commercially reasonable terms. Buyer may assign the Real Estate Agreement to an affiliate.

2.6 Corporate Name Change. Promptly after the Closing Date, Seller shall change its corporate name to another name and agrees not to use any name confusingly similar to Grand Prix Association of Long Beach or any other tradename of Seller.

Section 3. Representations and Warranties by Seller.

Seller represents, warrants and agrees with Buyer that as of the date of this Agreement and as of the date of Closing:

3.1 Corporate Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate authority to own its properties and conduct its business. Seller has no knowledge of any jurisdiction where qualification to do business as a foreign corporation is necessary.

3.2 Authorization. Seller has all corporate power to enter into this Agreement and to consummate the transactions contemplated hereby, and Seller has taken all action required to be taken by it by law, its Certificate of Incorporation or By-Laws, or otherwise to authorize or ratify the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.3 Effect of Agreement. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereunder, will result in the creation of any lien, charge or encumbrance on any of the Assets. No representation or warranty is made as to the assignability of any Agreement or the effect that the transactions contemplated hereby will have on the other parties to such Agreements.

3.4 Litigation. There is no litigation or proceeding of any nature pending, or to the best of Seller’s knowledge threatened, against it which, if sustained, would materially adversely affect the Business after the Closing Date, or the Buyer’s use and enjoyment of the Assets.

3.5 Judgments. There has been no decision, judgment, order, consent decree, settlement or other holding arising out of any litigation, order or proceeding in which Seller was defendant, participant or subject which will materially adversely affect the continuation by Buyer, after the date of Closing, of the Business as presently operated by Seller, or the use and enjoyment of the Assets.

3.6 Title. Seller has good and marketable title to all of the Assets subject to no indebtedness, mortgage, security interest, lien, pledge conditional sale agreement, charge or encumbrance other than those to be discharged on or prior to Closing.

3.7 Conduct of Business. Seller is not prohibited by agreement or by law from conducting the Business. No investigation of Seller or the Business of any governmental agency, which could materially adversely affect its Business, is now in process or to the best of its knowledge is threatened, and Seller does not believe that it is now or will be in violation of any law, regulation or other governmental enactment in the conduct of its Business which could materially adversely affect the Business.

3.8 Labor. Seller is not a party to any collective bargaining agreement with any labor union other than the Agreement with Laborer’s Local 507 included in the list of Agreements on Exhibit 1.1(a) and Seller has no knowledge or information that there is currently pending any petition by employees of Seller for a representation election.

3.9 Material Agreements. As of the date hereof, all of Seller’s material agreements necessary for the conduct of the Business are listed on Exhibit 1.1(a). Except as set forth on such Exhibit, Seller is not a party to any employment contracts with its officers or employees. To the extent that Seller relied on its parent company for administrative or systems support (including financial, legal, risk management and ticketing services) Buyer will need to replace these functions.

3.10 Insurance. Seller has had and will have Comprehensive General Liability, Comprehensive Automobile Liability, Workers Compensation and Umbrella Liability (or other excess liability) insurance policies in force which provided or provide coverage for all occurrences of bodily injury, personal injury and/or property damage and workers compensation that have occurred or will have occurred prior to the date of Closing for which claims have been or will have been made.

3.11 The Assets include substantially all of the assets owned by Seller and used in the most recent (2005) Long Beach Grand Prix (“LBGP”), subject to normal wear and tear and consumption of assets in the ordinary course of business.

Section 4. Representations and Warranties by Buyer.

Buyer represents, warrants and agrees with Seller that as of Closing:

4.1 Corporate Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and will be qualified to do business in California.

4.2 Authorization. Buyer has all corporate power to enter into this Agreement and to consummate the transactions contemplated hereby, and Buyer has taken all action required to be taken by it by law, its Certificate of Organization or operating agreement, or otherwise to authorize or ratify the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

4.3 Familiarity with Business; AS IS, WHERE IS Sale. Buyer and its officers are familiar with the condition of the Assets, the Seller Facilities, the terms of the Agreements and the financial condition and the operations of the Business and have conducted all examinations and investigations with respect thereto as they have deemed necessary or desirable. Subject to the representations or warranties of Seller contained in this Agreement, Buyer is proceeding with the Closing on an “AS IS, WHERE IS” basis with respect to the Assets, the Seller Facilities and the Agreements based solely upon its officers’ working knowledge of the Business and any examinations and investigations made prior to Closing and not in reliance upon any representations or warranties of Seller other than those contained in this Agreement.

SUBJECT TO THE REPRESENTATIONS OR WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE ASSETS, THE SELLER FACILITIES, THE AGREEMENTS OR THE BUSINESS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR WARRANTIES CONCERNING THEIR FITNESS FOR ANY PURPOSE. SELLER DOES NOT REPRESENT OR WARRANT THAT THE ASSETS OR SELLER FACILITIES WILL MEET OR COMPLY WITH THE REGULATIONS OF ANY STATE, MUNICIPALITY OR OTHER JURISDICTION AND BUYER ASSUMES ALL RISK AND LIABILITY RESULTING FROM THEIR USE.

Section 5. Indemnification.

5.1 As of the Closing Date, Seller agrees to defend, indemnify and hold harmless Buyer from and against the following:

5.1.1 Breach. Any and all damage, loss, deficiency, cost or expense resulting from a breach by Seller of any representation or warranty in this Agreement, or from nonfulfillment of any obligations hereunder on the part of Seller.

5.1.2 Seller Liabilities. All Seller Liabilities.

5.1.3 Lawsuits. Any and all actions, suits, proceedings, demands, assessments, outstanding orders, judgments, costs and reasonable legal and other expenses incident to the foregoing.

5.2 As of the Closing Date, Buyer agrees to defend, indemnify and hold harmless Seller from and against the following:

5.2.1 Breach. Any and all damage, loss, deficiency, cost or expense resulting from a breach by Buyer of any representation or warranty in this Agreement, or from nonfulfillment of any obligations hereunder on the part of Buyer.

5.2.2 Buyer Liabilities. All Buyer Liabilities.

5.2.3 Lawsuits. Any and all actions, suits, proceedings, demands, assessments, outstanding orders, judgments, costs and reasonable legal and other expenses incident to the foregoing.

5.3 Survival. The indemnification obligations contained in this Section shall expire two (2) years from the Closing, except for those arising from taxes, which will expire six months after the expiration of the statute of limitations on any such tax deficiency, and except for any lawsuit relating to personal injury claims which shall expire on the date the matter is settled with no further right of appeal or the statute of limitations has run.

5.4 Notice of Claims. Each party shall give the other party prompt notice of any claim by third parties which, if successful, would result in any obligation or liability covered by the indemnification provided for in this Section. Each party shall have the right, at its own expense, to participate in the defense of any litigation and to participate in any settlement negotiations with respect to any such third-party claim.

5.5 Liability Cap; No Consequential Damages. Neither party shall be liable to the other under this Section for indemnification obligations in excess of $5,000,000, except that Seller’s liability with respect to personal injury claims occurring prior to the Closing Date shall have no limit. Neither party shall be liable to the other for lost profits or other consequential or incidental damages.

Section 6. Conduct of Business.

Between the date of execution hereof and the Closing Date, Seller will conduct the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted. Other than in the ordinary course of the grandstand business, Seller will not dispose of any Assets prior to the Closing Date without the prior consent of Buyer.

Section 7. Possession.

Unless otherwise agreed to between the parties, possession of all Assets shall be delivered to Buyer on the Closing Date.

Section 8. Assumption of Liabilities.

Neither the execution nor the delivery of this Agreement or any Exhibit, nor the consummation of any of the transactions contemplated hereunder, shall be deemed to be an assumption of, and the parties hereto specifically agree that Buyer does not and will not assume any duty, obligation or liability of Seller other than the Buyer Liabilities and Seller does not and will not assume any duty, obligation or liability of Buyer other than the Seller Liabilities.

Section 9. Risk of Loss.

Prior to the Closing Date, Seller shall bear, and thereafter Buyer shall bear:

(a) All costs and expenses pertaining to the Assets; and

(b) The risk of destruction, theft, loss or damage to such Assets.

In the event of any destruction, theft, loss or damage to the Assets prior to the Closing Date, Seller shall assign to Buyer its right to recover insurance proceeds but shall have no other liability to Buyer.

Buyer shall be permitted a walk through of Seller Facilities the day prior to the Closing Date in order to verify that Assets listed on Exhibit 1.1(b) are on site. In the event that Assets whose depreciated value is listed on the Seller’s books for $5,000 or less cannot be located or have been lost, destroyed or stolen, Buyer shall have no claim against Seller unless the aggregate value of such Assets exceeds $75,000. Any discrepancies must be raised prior to the Closing Date or shall be deemed waived by Buyer.

Section 10. Waiver of Bulk Sales Law.

In view of the provisions of this Agreement, Seller’s ability and intention to satisfy all of its creditors, the parties hereby waive compliance with the Uniform Commercial Code (Bulk Transfers) as adopted in

California. Nevertheless, if such law is applicable to the transactions contemplated hereunder, the Seller does hereby covenant and agree with Buyer to protect, defend, indemnify and hold harmless Buyer, its successors and assigns, from and against any and all loss, damage and expense which they may incur by reason of any actual or alleged failure so to comply.

Section	11. Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Buyer and Seller. Thereafter, prior to Closing, Buyer and Seller shall consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement and shall not issue any such press release prior to such consultation and review by the other party of such release, except as may be required by law, court process or by obligations pursuant to any listing agreement with a national securities exchange. The parties agree that prior to Closing, any public statements they make shall be consistent with such press releases.

Section	12. Employee Matters.

(a) Buyer shall offer employment to all Seller Employees at no less than the salary or hourly rate then in effect and otherwise on terms comparable to those which they currently enjoy in terms of benefits and incentives, as applicable. Buyer shall continue the employment of Seller Employees pursuant to this Section for the applicable period set forth on Exhibit 12(a) hereto. In the event Buyer terminates the employment of a Seller Employee prior to the expiration of the noted time period, Buyer may discharge its obligations under this Section by paying to the employee a lump sum severance equal to the amount which would have been earned during the remainder of the time period identified on said Exhibit. No payment shall be due under this Section with respect to an employee whose termination of employment stems from death, total and permanent disability, retirement, voluntary termination by the employee or termination by Buyer for cause. For these purposes, termination for “cause” shall mean (1) the willful misconduct of such employee that results in material injury to Buyer or the Business or (2) the employee’s willful and continued failure substantially to perform the employee’s duties to Buyer after a written demand for substantial performance has been delivered to the employee by the employee’s supervisor, which specifically identifies the manner in which it is believed that the employee has not substantially performed his or her duties. In addition, an employee that voluntarily terminates employment for “good reason,” shall be deemed to have been terminated by Buyer. For these purposes, an employee shall be deemed to have “good reason” following (1) a relocation of such employee’s work location to a location that is not within a reasonable commuting distance from the employee’s current residence, or (2) the re-assignment of such employee to a position other than another position involving the performance of substantially the same duties, responsibilities and compensation as immediately before the Closing Date.

(b) Nothing contained in this Section shall require Buyer to continue or replace any particular benefit plan of Seller after the Closing Date. Furthermore, Buyer shall not be obligated to offer any benefit comparable to the pension plan, stock options or restricted stock awards available under benefits established by Seller’s parent company.

(c) For all purposes under any employee benefit plans of Buyer providing benefits to any Seller Employee after the Closing Date, each such employee shall be credited with his or her years of service with Seller before the Closing Date, for purposes of (i) eligibility to participate and (ii) vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any Buyer plan, such as a defined benefit plan. Each Seller Employee shall be immediately eligible to participate, without any waiting time, in any and all Buyer plans providing medical or dental coverage to the extent coverage under such plan replaces coverage under a comparable benefit plan of Seller in which such employee participated immediately before the Effective Time, and Buyer shall cause all pre-existing condition exclusions of such medical or dental plans to be waived for such employee and his or her covered dependents.

Section 13. Financial Assurances.

Concurrently with the concurrent execution of this Agreement and the Real Estate Agreement, Buyer shall deposit an amount equal to the Aggregate Purchase Price into escrow pursuant to the escrow agreement attached as Exhibit 13 hereto.

Section	14. Miscellaneous.

14.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by a recognized overnight delivery service, in person or mailed, certified or registered mail with postage prepaid, or sent by telecopier, as follows:

(a)	if to Seller, to:

Denis McGlynn

President and CEO

Grand Prix Association of Long Beach, Inc.

c/o Dover Motorsports, Inc.

1131 N. DuPont Highway

Dover, DE 19903

Telephone: 302-857-3200

Facsimile: 302-734-3142

in each case, with a copy to:

Klaus M. Belohoubek

Senior Vice President-General Counsel

Grand Prix Association of Long Beach, Inc.

c/o Dover Motorsports, Inc.

3505 Silverside Road

Plaza Centre Bldg., Suite 203

Wilmington, DE 19810

Telephone: 302-475-6756

Facsimile: 302-477-3555

(b)	if to Buyer, to:

Aquarium Asset Management, LLC

149 Commonwealth Ave., Suite 2008

Menlo Park, CA 94062

Attn: Pierre Wildman

Telephone: 650-617-6532

Facsimile: 650-617-6512

in each case, with a copy to:

Coblentz, Patch, Duffy & Bass, LLP

One Ferry Building, Suite 200

San Francisco, CA 94111

Attn: Sara Finigan, Esq.

Telephone: 415-391-4800

Facsimile: 415-989-1663

or to such other person or address as any party shall specify by notice in writing to each of the other parties. All such notice, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

14.2 Entire Agreement. The Confidentiality Agreement and this Agreement, Real Estate Agreement, Escrow Agreement, and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

14.3 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.4 Amendment and Modification. This Agreement may only be amended, modified and supplemented in writing by the parties hereto.

14.5 Further Actions. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations and fiduciary duties, it will use its commercially reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

14.6 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (a) irrevocably and unconditionally consents to submit to the jurisdiction of any state court located in the County of New Castle, State of Delaware or in the United States District Court for the District of Delaware for the purpose of any action arising out of or based upon this Agreement or any of the transactions contemplated by this Agreement brought by any party hereto and for the recognition and enforcement of any judgment rendered in respect thereof, and (b) waives, and agrees not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its assets or property is exempt or immune from attachment or execution, that the actions brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

14.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

14.8 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to the conflict of laws rules thereof).

14.9 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

14.10 Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

14.11 Time. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed by its officers thereunto duly authorized, all as of the date first above written.

Grand Prix Association of Long Beach, Inc.

/s/ Klaus M. Belohoubek
Name:	Klaus M. Belohoubek
Title:	Sr. Vice President - General Counsel

Aquarium Asset Management, LLC

/s/ Pierre Wildman
Name:	Pierre Wildman
Title:	Authorized Signatory

EXHIBIT 2.5

REAL ESTATE AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT (“Agreement”) is dated as of May 23, 2005 and is made in consideration of the mutual agreements hereinafter set forth and the consideration recited in this Agreement between Grand Prix Association of Long Beach, Inc., a California corporation (“Seller”), and Aquarium Asset Management, LLC, a Delaware limited liability company (“Buyer”).

1. Agreement of Sale and Purchase. Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, the property described on Schedule A hereto, together with all the buildings, structures, improvements and fixtures in, on and under said property, the Related Rights and the Intangibles (collectively, the “Property”). “Related Rights” shall mean all right, title and interest of Seller in and to any easements, rights-of-way, licenses, interests, rights and appurtenances of any kind relating to or appertaining to the Property, including, but not limited to, any adjacent alleys, any oil, mineral, air, zoning or development rights appurtenant to the Property, and any riparian rights and land lying in the bed of any highway, street, road, access way or easement, opened or proposed, adjoining the Property. “Intangibles” shall mean, to the extent assignable and on an “as is” basis only, all right, title and interest of Seller in and to any intangible items such as warranties or guarantees received by Seller from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repairs or alterations of the improvements, licenses, franchises, permits and other similar property and rights relating to the ownership, use and operation of the improvements and the Property. If Seller obtains a survey as permitted below, the metes and bounds description of the Property contained in such survey shall be replaced as “Exhibit A” hereto.

2. Purchase Price. The purchase price of the Property shall be Two Million, Five Hundred Thousand Dollars ($2,500,000), hereinafter referred to as the (“Purchase Price”), subject to the adjustments and prorations set forth herein, and shall be payable as follows:

(a) Ten Dollars ($10.00) (the “Earnest Money”) shall be paid upon execution of this Agreement by all parties hereto.

(b) The remainder thereof shall be paid by wire transfer at the Closing as herein defined, with a credit for the Earnest Money.

3. Right of Entry. Seller shall allow Buyer (and its authorized representatives and agents) reasonable access to the Property at any reasonable time, and to true and complete copies of the documents, permits and agreements maintained in connection therewith.

4. Operation of Property. Between the date of execution hereof and the Closing, Seller will maintain and operate the Property in the usual, regular and ordinary course in substantially the same manner as previously maintained and operated. Seller will not, without the prior consent of Buyer, (i) dispose of any the Property prior to the Closing or (ii) enter into any new leases or material contracts that will survive Closing.

5. Survey. Buyer may, at its option and its expense obtain a boundary survey of the Property from a licensed surveyor. If the survey (i) is for good cause not acceptable to Buyer’s title insurance company; or (ii) shows easements, encroachments, or other adverse conditions which materially detract from the value of the Property and are not approved by Buyer, Buyer shall notify Seller of such objections and Seller may, without any obligation to do so, choose to resolve such objection(s) to the reasonable satisfaction of Buyer. Buyer shall also have the right to remove such objection(s) at its expense, but there shall be no obligation on Buyer to do so. Seller shall cooperate with Buyer in curing all survey defects but need not incur any expenses in connection therewith. If Seller is unable or unwilling to cure or resolve such objection to Buyer’s satisfaction within the time specified, Buyer shall have the right to terminate this Agreement and in such event shall be entitled to receive the Earnest Money or to waive such objection and close as set forth in Paragraph 9. If Buyer does not obtain a survey or object to the survey obtained prior to Closing, it will be deemed to have waived matters of survey, and all such matters shall be permitted exceptions to Buyer’s title insurance policy.

6. Title. Title to the Property to be conveyed at Closing by Seller to Buyer, shall be conveyed in fee simple by a grant deed. Title shall be good and marketable, free and clear of all liens (including all deeds of trust and mortgages encumbering the Property), but subject to restrictions, easements and encumbrances of record and/or disclosed by the survey referred to in Section 3 above (if not objected to or waived), and insurable by any reputable title insurance Company at no more than twice its regular rates.

In the event Seller is unable to give good and marketable title and such as shall be insured in the manner set forth above, Buyer shall have the option of taking such title as Seller can give without abatement of Purchase Price (except to the extent of liens of a fixed or ascertainable amount), or of being repaid the Earnest Money; and in the latter event there shall be no further liability or obligation of either of the parties hereunder, and this Agreement shall be and become null and void.

Buyer acknowledges the terms of the Conditional Use Permit (9112-19) which govern use of the Property.

7. Environmental Examination. Buyer may cause the Property to be examined to determine if its environmental condition is acceptable to Buyer, and if Buyer shall notify Seller prior to Closing that such examinations reveal that the Property is not acceptable due to contamination, Buyer shall have the right to terminate the Agreement in which event it shall receive the Earnest Money or to waive its objections to the environmental condition of the Property. Buyer may only exercise this termination right in the event of a material contamination. A material contamination shall be such as is required by applicable law to be remediated by the owner of the Property and would cost in excess of ten percent of the Purchase Price to investigate, clean up, remove, restore and otherwise remediate. Seller shall deliver to Buyer the results of environmental audits, if any, performed prior to the date of this Agreement by or on behalf of Seller on, about or under the Property to determine whether hazardous substances are or were, generated, treated, stored, spilled or discharged on, about or under the Property.

Buyer acknowledges that “Natural Hazards” described in the following California code sections (the “Natural Hazard Laws”) may affect the Property: Government Code Sections 8589.4; 8589.3; Government. Code Sections 51183.4, 51183.5 (Fire Hazard Severity Zone); Public Resource Code Section 2621.9 (Earthquake Fault Zone); Public Resource Code Section 2694 (Seismic Hazard Zone); and Public Resource Code Section 4136 (Wildland Area). Buyer acknowledges and agrees that Buyer has had the opportunity to independently evaluate and investigate whether any or all of such Natural Hazards affect the Property and Seller shall have no liabilities or obligations with respect thereto. Without limiting the foregoing, Buyer acknowledges and agrees that Buyer knowingly and intentionally waives any disclosures, obligations or requirements of Seller with respect to Natural Hazards, including, without limitation, any disclosure obligations or requirements under the aforementioned code sections or under California Civil Code section 1102c. Buyer represents that Buyer has experience acquiring and conducting due diligence, and that this waiver has been negotiated and is an essential aspect of the bargain between the parties.

8. Expenses and Proration. The expenses of this transaction and Closing prorations shall be paid as follows:

(a) Buyer will pay the taxes and recording costs incurred in recording the grant deed, the premium for the title insurance policy and the fees for the survey, if any;

(b) Each party will pay its own attorney’s fees;

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(c) The real estate taxes and/or assessments for the current year shall be apportioned between the parties as of the date of Closing;

(d) Charges and assessments for sewer and water and other utilities, including charges for consumption of electricity and gas, if any, shall be prorated as of the date of closing. If such charges are unknown as of the date of Closing, Buyer shall present Seller with bills therefor and Seller shall pay the Buyer its prorata share of such expenses within ten (10) days of receipt of said bills; and

(e) All other fees and expenses of Closing shall be borne by Buyer. Buyer’s counsel shall prepare all documents, which shall be subject to the reasonable approval of Seller.

9. Possession. There are presently no tenants other than employees of Seller. Possession of the Property shall be delivered to Buyer at the time of settlement free of all tenancies by delivery of the keys to the Property.

10. Representations and Warranties. It is understood and agreed that the Property has been inspected by Buyer and/or Buyer’s representative and has been purchased as a result of said inspection and, except as set forth in this Agreement, not in reliance upon any representation made by Seller or any agent or representative of Seller; and that the Property is being purchased in an “AS IS” condition.

Seller makes the following representations (none of which shall survive Closing) to the best of Seller’s knowledge:

(a) Seller represents and warrants as of the Closing, there shall have been no material adverse change in the physical condition of the Property from the physical condition of the Property as of the execution hereof.

(b) Seller has provided copies of all material documents and records relating to the Property.

(c) Seller has provided copies of all material leases and contracts to be assumed by Buyer and there are no existing defaults under such agreements.

(d) Except as disclosed to Buyer in writing prior to the date hereof, Seller has no knowledge of the existence of hazardous materials or underground storage tanks on the property and Seller has not used, generated, manufactured, installed, released, discharged, stored or disposed of any hazardous materials on the Property in violation of applicable law.

(e) Seller has no knowledge of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or planned to be instituted, or any other litigation, actions, suits or proceedings pending or threatened which would materially adversely affect the use, occupancy or operation of the Property.

(f) Seller has obtained all material consents, approvals, entitlements, waivers, certificates of occupancy, licenses, and building permits, conditional use permits and other approvals required in connection with Seller’s ownership of the Property.

(g) Seller has complied in all material respects with all applicable laws, ordinances, rules and regulations relating to the Property and Seller has not been informed of a material violation of any such laws, rules or regulations.

(h) There are no mechanic’s or materialmen’s liens (whether or not perfected) affecting the Property.

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(i) Seller is not in violation of any anti-terrorism law, and Seller is not conducting any business or engaging in any transaction or dealing with any prohibited person under any anti-terrorism law or dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked under any anti-terrorism law.

11. Closing; Conditions Precedent.

(a) The closing (herein referred to as the “Closing”) of the purchase and sale contemplated herein shall take place at the Property (or at the offices of the Title Company) on a date mutually agreed to by Buyer and Seller on or before June 15, 2005.

(b) It shall be a condition precedent to Seller’s or Buyer’s obligation to close hereunder that immediately prior thereto or simultaneously therewith, the parties shall close on the transactions contemplated by that certain Purchase of Assets Agreement of even date herewith between Seller and Buyer.

(c) It shall be a condition precedent to Buyer’s obligation to close that the Title Company shall have committed to issue the Title Policy to Buyer at Closing.

(d) It shall be a condition precedent to Buyer’s obligation to close that Seller’s representations and warranties are true and correct as of the Closing and that Seller is not in default under the terms of this Agreement.

(e) At the Closing, Buyer shall wire transfer the balance of the Purchase Price and Seller shall deliver the following:

(i) A grant deed for the Property fully executed and in recordable form;

(ii) A non-foreign affidavit required by Buyer to discharge its obligations pursuant to Section 1445 of the United States Internal Revenue Code; and

(iii) Such other duly executed and/or acknowledged instruments as may be reasonably required to consummate this transaction in accordance with the terms and conditions contained in this Agreement.

12. Default.

(a) In the event that Buyer defaults, Seller’s sole remedy shall be specific performance as this Agreement is ancillary to the sale of Seller’s business.

(b) In the event that Seller defaults, Buyer shall, at its option, be entitled:

(i) to specific performance; or

(ii) to declare this Agreement terminated in which event Buyer shall be entitled to receive the Earnest Money and the parties shall thereafter be relieved from any further liability hereunder; or

13. Risk of Loss. All risk of loss of or to the Property, in whole or in part, as a result of any casualty or the exercise of the power of eminent domain shall remain on Seller until Closing. If, prior to Closing, any eminent domain proceeding is or has been commended with, respect to the Property or the improvements thereon have been damaged due to any casualty, Buyer shall have the option of either terminating this Agreement or of completing the purchase contemplated herein, which election shall be made within fifteen (15) days of receipt of the condemnation or casualty. In the event Buyer shall elect to terminate this Agreement, Buyer shall be entitled to the return of the Earnest Money and all parties shall be relieved and discharged of any further liability hereunder. If, however, Buyer shall elect to complete this transaction, Buyer shall be entitled to

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receive the entire award for the Property or portion thereof so taken or the entire amount of any insurance proceeds relating to any casualty. Buyer must elect to complete the transaction pursuant to this Section as long as the eminent domain proceeding or casualty is not material. Material for these purposes shall mean a loss or eminent domain proceeding in excess of ten percent of the Purchase Price.

14. Broker and Commission. Seller and Buyer each represent and warrant to the other that there are no brokers involved in the transaction contemplated herein. If any claim is made or brought by any broker in connection with this transaction, the party whose conduct or agreement gave rise to such claim shall indemnify the other for damages or expenses sustained in connection therewith, including without limitation, reasonable attorneys’ fees. The provisions of this paragraph shall survive the Closing.

15. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

(a)	if to Seller, to:

Denis McGlynn

President and CEO

Grand Prix Association of Long Beach, Inc.

c/o Dover Motorsports, Inc.

1131 N. DuPont Highway

Dover, DE 19903

Telephone: 302-857-3200

Facsimile: 302-734-3142

in each case, with a copy to:

Klaus M. Belohoubek

Senior Vice President-General Counsel

Grand Prix Association of Long Beach, Inc.

c/o Dover Downs Gaming & Entertainment, Inc.

3505 Silverside Road

Plaza Centre Bldg., Suite 203

Wilmington, DE 19810

Telephone: 302-475-6756

Facsimile: 302-477-3555

(b)	if to Buyer, to:

Aquarium Asset Management, LLC

149 Commonwealth Avenue

Suite 2008

Menlo Park, CA 94062

Attn: Pierre Wildman

in each case, with a copy to:

Coblentz, Patch, Duffy & Bass, LLP

One Ferry Building, Suite 200

San Francisco, CA 94111

Attn: Sara Finigan

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or to such other person or address as any party shall specify by notice in writing to each of the other parties. All such notice, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery.

16. Entire Agreement. This Agreement and the schedules and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

17. Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, with respect to the provisions relating to employee benefits only, shall inure to the benefit of the persons or entities benefiting from the provisions thereof who are intended to be third-party beneficiaries thereof and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Seller consents to the assignment of this Agreement to an affiliate of Buyer. Except as provided in the immediately preceding sentence, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

18. Amendment and Modification. This Agreement may only be amended, modified and supplemented in writing by the parties hereto.

19. Further Actions. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations and fiduciary duties, it will use its commercially reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

20. Jurisdiction. Each of the parties hereto (a) irrevocably and unconditionally consents to submit to the jurisdiction of any state court located in the County of Orange, State of California or in the United States District Court for the Southern District of California for the purpose of any action arising out of or based upon this Agreement or any of the transactions contemplated by this Agreement brought by any party hereto and for the recognition and enforcement of any judgment rendered in respect thereof, and (b) waives, and agrees not to assert by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject to the personal jurisdiction of the above-named courts, that its assets or property is exempt or immune from attachment or execution, that the actions brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

22. Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California (without regard to the conflict of laws rules thereof).

23. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

24. Waiver of Jury Trial. Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

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25. Time. Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF each of the parties hereto has signed this Agreement on the date shown below of their respective signatures.

Grand Prix Association of Long Beach, Inc.

/s/ Klaus M. Belohoubek
Name:	Klaus M. Belohoubek
Title:	Sr. Vice President - General Counsel

Aquarium Asset Management, LLC

/s/ Pierre Wildman
Name:	Pierre Wildman
Title:	Authorized Signatory

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SCHEDULE A TO REAL ESTATE AGREEMENT OF SALE

DESCRIPTION OF THE PROPERTY

Real property in the City of Long Beach, County of Los Angeles, State of California, described as follows:

The West 158 feet of Farm Lot 35 of the American Colony Tract, in the city of Long Beach, as per map recorded in Book 19 Pages 89 and 90 of Miscellaneous Records, in the office of the county recorder of said county.

APN: 7206-022-073

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EXHIBIT 13

ESCROW AGREEMENT

This ESCROW AGREEMENT (“ESCROW AGREEMENT”) is made as of the 23rd day of May, 2005, by and among Grand Prix Association of Long Beach, Inc. (“SELLER”), Aquarium Asset Management, LLC (“BUYER”), and MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY, or its substitute, as provided for herein (“ESCROW AGENT”).

EXPLANATORY STATEMENT

SELLER and BUYER have entered into that certain Asset Purchase Agreement of even date herewith (the “PURCHASE AGREEMENT”), which provides for the sale of certain assets of SELLER to BUYER. The PURCHASE AGREEMENT requires the deposit by BUYER of the Aggregate Purchase Price (as defined in the Purchase Agreement) equal to Fifteen Million Dollars ($15,000,000) with an escrow agent. BUYER and SELLER desire that ESCROW AGENT serve as escrow agent, and ESCROW AGENT is willing to do so, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

1. Deposit of Escrow Deposit. Simultaneously with the execution hereof by all of the parties hereto, BUYER has deposited with ESCROW AGENT the sum of Fifteen Million Dollars ($15,000,000) (the “ESCROW DEPOSIT”), which ESCROW DEPOSIT shall be held and disbursed by ESCROW AGENT in accordance with and subject to the terms and conditions of this ESCROW AGREEMENT.

2. Investment of Escrow Deposits. ESCROW AGENT shall hold and maintain the ESCROW DEPOSIT in a separate account maintained at the ESCROW AGENT, and shall invest the ESCROW DEPOSIT in short term treasuries, or as otherwise directed by the joint written instructions of the SELLER and the BUYER.

3. Disposition of Escrow Deposit; Termination of Escrow.

3.1. ESCROW AGENT shall hold and maintain the ESCROW DEPOSIT until either: (a) receipt by ESCROW AGENT of a court order directing the manner in which ESCROW AGENT is to disburse all or a portion of the ESCROW DEPOSIT, in which event ESCROW AGENT shall comply with the terms of such court order, or (b) ESCROW AGENT has received joint written instructions from BUYER and SELLER to disburse the ESCROW DEPOSIT in accordance therewith, in which event ESCROW AGENT shall disburse such portions of the ESCROW DEPOSIT to SELLER and BUYER as may be specified in such joint written instructions. Accrued interest on the ESCROW DEPOSIT shall be prorated and paid in proportion to the respective disbursements of the ESCROW DEPOSIT to each of SELLER and BUYER.

3.2. Absent receipt of joint written instructions from SELLER and BUYER by July 15, 2005, or in the event any dispute or controversy arises between SELLER and BUYER respecting the disposition of the ESCROW DEPOSIT and/or interest thereon, or any part thereof, ESCROW AGENT shall have the right to interplead all such persons in any court of competent jurisdiction within the State of Maryland, and to deposit with such court the ESCROW DEPOSIT and all interest earned thereon; thereafter ESCROW AGENT shall be fully released and discharged from all further obligations hereunder with respect to the funds held under this ESCROW AGREEMENT. SELLER and BUYER, jointly and severally, agree to pay all reasonable and necessary expenses, fees and charges (including reasonable attorney’s fees) incurred by ESCROW AGENT in any such interpleader action.

4. Limitations of Duties of Escrow Agent. The obligations of ESCROW AGENT under this ESCROW AGREEMENT are subject to the following terms and conditions:

4.1. ESCROW AGENT shall not be under any duty to give the ESCROW DEPOSIT held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest the ESCROW DEPOSIT held hereunder except as directed in this ESCROW AGREEMENT.

4.2. This ESCROW AGREEMENT expressly sets forth all duties of ESCROW AGENT with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this ESCROW AGREEMENT against ESCROW AGENT. ESCROW AGENT shall not be bound by the provisions of any agreement between the BUYER and SELLER, except this ESCROW AGREEMENT and the joint instructions referenced herein.

4.3. ESCROW AGENT shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against ESCROW AGENT, and BUYER and SELLER shall jointly and severally indemnify and hold harmless ESCROW AGENT (and any successor ESCROW AGENT) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this ESCROW AGREEMENT. Without limiting the foregoing, ESCROW AGENT shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the ESCROW DEPOSIT, or any loss of interest incident to any such delays.

4.4. ESCROW AGENT shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. ESCROW AGENT may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

4.5. ESCROW AGENT does not have any interest in the ESCROW DEPOSIT deposited hereunder but is serving as escrow holder only and has only possession thereof. Any payments of income from the ESCROW DEPOSIT shall be subject to withholding regulations then in force with respect to United States taxes.

4.6. ESCROW AGENT makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

4.7. ESCROW AGENT (and any successor ESCROW AGENT) may at any time resign as such by delivering the ESCROW DEPOSIT to any successor ESCROW AGENT jointly designated by BUYER and SELLER in writing, or, if BUYER and SELLER cannot agree upon a successor within thirty (30) days of a written request to do so, to a court of competent jurisdiction in the State of Maryland, whereupon ESCROW AGENT shall be discharged of and from any and all further obligations arising in connection with this ESCROW AGREEMENT. The resignation of ESCROW AGENT will take effect on the appointment of a successor (including the aforementioned court).

4.8. ESCROW AGENT’S service as escrow agent hereunder shall not be deemed to prevent or preclude it from serving as either party’s counsel in any dispute or negotiation between the parties.

5. Acceptance of Escrow; Compensation of Escrow Agent. ESCROW AGENT hereby agrees to serve as ESCROW AGENT pursuant to this ESCROW AGREEMENT. As compensation for the ESCROW AGENT’S agreement to serve as ESCROW AGENT under the terms of this ESCROW AGREEMENT, the ESCROW AGENT shall receive on the date hereof a fee in the amount of Two Thousand Dollars ($2,000.00). In addition ESCROW AGENT shall be entitled to reimbursement for any legal fees and out-of-pocket expenses incurred by ESCROW AGENT arising out of this ESCROW AGREEMENT or the ESCROW AGENT’S performance of its duties hereunder. SELLER and BUYER jointly and severally agree to pay such fees and expenses arising from the performance by ESCROW AGENT hereunder. In the event ESCROW AGENT is not paid such fees and expenses within ten (10) calendar days after written request for payment from ESCROW AGENT to BUYER and SELLER, ESCROW AGENT may deduct from the ESCROW DEPOSIT sums in an

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amount equal to the aggregate amount of all such fees and expenses and apply such sums to make payment of the fees and expenses.

6. Notices. All notices, consents, requests, instructions, approvals and/or other communications provided for herein shall be in writing and shall be deemed validly given, made or served, if delivered personally against written receipt, or on the second (2nd) business day after posting in the United States mail, by registered or certified mail, return receipt requested, and addressed to the respective parties as follows:

If intended for ESCROW AGENT:

MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY

2 Hopkins Plaza, 5th Floor

Baltimore, Maryland 21201

Attn.:     C. Douglas Sawyer, III,

              Senior Vice President

If intended for SELLER:

Denis McGlynn

President and CEO

Grand Prix Association of Long Beach, Inc.

c/o Dover Motorsports, Inc.

1131 N. DuPont Highway

Dover, DE 19903

with a copy to:

Klaus M. Belohoubek

Senior Vice President-General Counsel

Grand Prix Association of Long Beach, Inc.

c/o Dover Motorsports, Inc.

3505 Silverside Road

Plaza Centre Bldg., Suite 203

Wilmington, DE 19810

If intended for BUYER:

Aquarium Asset Management, LLC

149 Commonwealth Ave., Suite 2008

Menlo Park, CA 94062

Attn: Pierre Wildman

with a copy to:

Coblentz, Patch, Duffy & Bass, LLP

One Ferry Building, Suite 200

San Francisco, CA 94111

Attn: Sara Finigan, Esq.

7. Miscellaneous.

7.1. The parties hereto agree that this ESCROW AGREEMENT shall be legally binding upon them, and their respective personal representatives, successors and assigns. However, the obligations hereunder may not be assigned by any party without the written consent of all parties hereto.

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7.2. This ESCROW AGREEMENT contains the entire understanding of the parties relating to the subject matter hereof and may not be amended or modified in any way except by an instrument in writing signed by all of the parties hereto.

7.3. This ESCROW AGREEMENT shall be governed by and interpreted in accordance with the laws of the State of Maryland.

7.4. This ESCROW AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one in the same agreement.

7.5. The headings contained in this ESCROW AGREEMENT are for convenience only and shall not be used to construe or interpret the scope or intent of this ESCROW AGREEMENT or in any way affect the same.

7.6. This ESCROW AGREEMENT is not for the benefit of any person or entity not a specific named party to it, except as otherwise provided herein.

7.7. ESCROW AGENT shall not be liable to pay any tax on any interest earned on the ESCROW DEPOSIT, it being the understanding of the parties that such tax shall be paid by SELLER. SELLER and BUYER each warrant and represent that they have provided ESCROW AGENT with their respective employer identification numbers.

IN WITNESS WHEREOF, the parties hereto have executed this ESCROW AGREEMENT as of the day and year first written above.

WITNESS/ATTEST:	BUYER:

AQUARIUM ASSET MANAGEMENT, LLC, a Delaware limited liability company

/s/ Pierre Wildman
Pierre Wildman
Authorized Signatory

SELLER:

GRAND PRIX ASSOCIATION OF LONG BEACH, INC., a California Corporation

/s/ Klaus M. Belohoubek
Klaus M. Belohoubek
Sr. Vice President - General Counsel

ESCROW AGENT:

MERCANTILE-SAFE DEPOSIT AND TRUST COMPANY

/s/ C. Douglas Sawyer, III
C. Douglas Sawyer, III,
Senior Vice President

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